Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 13, 2021 (the “Effective Date”) is by and between Nuvo Group USA, Inc. (the “Company”), and Kelly Londy (the “Executive”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Executive’s experience and abilities, the Company desires to assure itself of the employment of the Executive in accordance with the terms and conditions provided herein; and

WHEREAS, the Executive seeks to be employed by the Company and to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, and to perform services for the Company, its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. The Employment shall commence as agreed by the Parties, but in any event not later than four (4) weeks following the Effective Date (as applicable, the “Start Date”). The Employment shall not be for any fixed predetermined period of time, and shall continue until terminated by either the Executive or the Company pursuant to Section 7 hereof (the period of the Executive’s engagement by the Company, the “Term”).

3. Position. During the Term, the Executive shall serve as Chief Executive Officer of the Company (the “Position”).

4. Duties and Reporting Relationship. During the Term, the Executive shall devote one hundred percent of the Executive’s regular business time and, on a full-time basis, use the Executive’s skills and render services to the best of the Executive’s abilities on behalf of the Company and its affiliated entities. Notwithstanding the foregoing, the Executive shall be permitted to (i) belong to professional associations or organizations, (ii) manage the Executive’s personal investments; and (iii) serve on civic, professional, or charitable boards or committees, on the condition that such engagements are disclosed by the Executive to the Board of Directors of the Company (the “Board”) in writing by no later than two (2) weeks prior to the Start Date with respect to any existing engagement, and upon reasonable written notice to the Board with respect to any subsequent engagement, in each case provided that the Board does not object to such engagement, it being understood that the Board shall have the right to reconsider any such engagement on the part of the Executive at any time during the Term, if in the judgement of the Board, such engagement creates a conflict of interest with respect to the Executive’s duties and obligations to the Company. The Executive shall report directly to the Board, and/or to an individual designated by the Board, and shall be responsible for all duties as thereby directed. It is agreed that for the first year of the Employment, the Executive shall have “Observer” status on the Board, with a full Director position to be considered and evaluated by the Board following the one (1) - year anniversary of the Start Date. The Board will establish the duties, responsibilities and goals of the Executive on an annual basis. The Executive shall comply with all Company policies and procedures.

5. Place of Performance. The Parties agree that the Executive shall work based from the Executive’s home office in the State of Michigan, provided that, it is agreed that upon the establishment of the Company’s physical office (which is expected to be in the State of New Jersey, unless otherwise decided by the Board), the Executive shall be required to travel on a regular basis to such office, in addition to traveling throughout the United States as needed for purposes of Company business, and periodically to the Company’s headquarters in Israel, in each case as deemed appropriate by the Board. It is agreed that for purposes of commuting to the Company’s New Jersey headquarters, the Company shall provide the Executive with a regular travel budget, as approved by the Board.

6. Compensation and Benefits.

(a) Annual Base Salary. During the Term, the Executive shall be entitled to compensation of an annual base salary (the “Base Salary”) at a rate of no less than Three Hundred and Fifty Thousand United States Dollars ($350,000), less applicable deductions and withholdings, with such Base Salary to be paid on a prorated basis in conformity with the Company’s payroll policies relating to its employees. The Position qualifies as exempt from overtime payments, and the Executive will therefore not be entitled to any such overtime compensation.

(b) Sign-On Bonus. In addition to the Base Salary, the Company will pay the Executive a sign-on bonus equal to Thirty Thousand US Dollars ($30,000) by no later than thirty (30) days following the Start Date (the “Sign-On Bonus”). It is understood and agreed that in the event the Executive resigns or is terminated for Cause, in either case prior to the one (1) - year anniversary of the Start Date, the Executive will be required to repay a prorated sum of such Sign-On Bonus to the Company, in accordance with the period of time for which the Executive has been employed by the Company, by no later than thirty (30) days following the Date of Termination (as defined below).

(c) Annual Bonus. In addition to the Base Salary and the Sign-On Bonus, the Executive will be eligible for an annual bonus equal to a target sum of seventy-five percent (75%) of the Base Salary for each calendar year of employment (the “Annual Bonus”) (prorated for 2021 in accordance with the Start Date), and with such Annual Bonus to be earned one hundred percent (100%) in the form of equity until such time as the Board determines the Company to be in a position to pay fifty percent (50%) of the Annual Bonus in the form of cash. The Executive’s entitlement to the Annual Bonus shall be determined by the Board in its sole discretion based on the extent the Executive exceeds the Goals as established by the Board. The Annual Bonus will be calculated by the Board in its sole discretion by no later than thirty (30) days following the last day of the applicable calendar year, and shall be paid (and/or granted, in the case of equity) to the Executive (as applicable) by no later than thirty (30) days following such calculation, it being understood that as a condition of the Annual Bonus, the Executive must be employed by the Company on the applicable day of payment.

(1)	With respect to the equity grant referenced in Section 6(c) above, the Executive shall be entitled to options (each an “Option” and together the “Options”), with each such Option entitling the Executive to purchase one (1) Ordinary Share, at an exercise price equal to the fair market value per Ordinary Share as may be determined pursuant to the then most recent third-party valuation obtained by the Company for purposes of Section 409A (as defined below) with a valuation date concurrent with or prior to the date of grant of the applicable Option. The Options shall be subject to the applicable terms of the employee stock option plan and to the Executive’s execution of any and all documents and instruments related to the issuance of stock and grants of equity as may be requested by the Company from time to time (e.g., option and restricted stock agreements in such form and substance as may reasonably be determined by the Company) (all such documents, collectively, the “Plan”).

(d) Equity. In addition to the above annual bonus grant, and subject to the Executive’s execution of the Plan, the Executive shall receive an Option to purchase Ordinary Shares equal to three and one-quarter percent (3.25%) of the issued and outstanding Ordinary Shares of the Company on a fully diluted basis as of the Start Date), with such Ordinary Shares to vest and become exercisable in accordance with the following schedule: (i) twenty-five (25%) percent of the Ordinary Shares covered by the Option shall vest on the first anniversary of the Start Date (the “Equity Grant Date”), and (ii) six and one quarter (6.25%) percent of the remaining Ordinary Shares covered by the option shall vest at the end of each subsequent three (3) month period thereafter over the course of the subsequent three (3) years; provided, that, in each case of (i) and (ii), the Executive remains continuously employed by Company from the Equity Grant Date through each applicable and subsequent vesting date. For the sake of clarity, 3.25% of the current and outstanding shares as of the Effective Date is equal to 620,000 shares. The Option shall be subject to accelerated vesting upon a Change of Control (as defined below) and such other accelerated vesting as provided in this Agreement or the Plan). In the event of the Executive’s termination of employment for any reason other than Cause, the Executive shall retain the right to any vested portion of the Option (after taking into account any accelerated vesting) and any portion of the Option that is not then vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to the Executive. In addition, the Executive shall be eligible to receive additional equity or equity-based awards, including stock options, as determined by the Board (or by the Compensation Committee of the Board) in its sole discretion. For the purposes of this Agreement, “Ordinary Shares” means the restricted ordinary shares under Parent’s 2015 Share Incentive Plan (or any successor or other equity plan then maintained by Parent) (the “Plan”), par value NIS 0.01 each. In the event that the Company closes a new funding round and receives at least Ten Million US Dollars ($10,000,000) from such funding round after the Start Date and on or prior to the ninety (90)- day anniversary of the Start Date, the Executive shall receive an additional option (the “Top-Up Option”) to purchase an additional number of Ordinary Shares so that, after taking into account such new funding round, the Ordinary Shares subject to the Option and the Top-Up Option together represent three and one-quarter percent (3.25%) of the Ordinary Shares of the Company on a fully diluted basis as of the date of the funding of such round. The Top-Up Option shall be subject to all the same terms and conditions as the Option, including but not limited to the vesting schedule set forth above (i.e., the Equity Grant Date shall be the first vesting date and not the anniversary of the Top-Up Option grant date) provided, however, that the exercise price of the Top-Up Option shall be equal to the fair market value per Ordinary Share as of the date of grant of the Top-Up Option as determined by the Board in good faith.

(1)	For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (i) the sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than fifty percent (50%) of the combined voting power of the then voting securities with respect to the election of the board of directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of the Company or the Company’s parent entity (the “Parent”) securities (whether or not constituting more than fifty percent (50%) of the Company’s or the Parent’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company or the Parent, or the exercise of such rights; (D) the right to consent to Company or Parent corporate actions; or (E) the exercise of warrants or options.

(e) Employee Benefits. The Executive shall be eligible for employee benefits, including but not limited to health insurance with family medical, dental and vision coverage, in each case in accordance with the terms of the applicable Company-sponsored plans, as may be updated from time to time.

(f) Business Expenses. The Executive shall be entitled to reimbursement for reasonable pre-approved business expenses incurred, with the Executive to submit all invoices and receipts for reimbursement in form and in substance in accordance with the Company’s business expense policies and with such expenses to be subject to approval by the Board. All invoices for expense reimbursement shall be submitted by no later than thirty (30) days following the Executive’s incurrence of the relevant expenses, and the Company shall reimburse the Executive for all such approved expenses by no later than thirty (30) days following the Executive’s submission of an approved invoice.

(g) Paid Time Off. During the Term, the Executive shall be eligible to take paid time off for purposes of vacation and/or sick time on a flexible basis in coordination with the Board (the “PTO Days”). Such PTO Days shall not formally accrue, shall not be carried over from one year into the following year, and shall not be paid out upon termination of the Employment.

(h) Holidays. The Executive shall be eligible to take off paid holidays as designated by the Company. Unused holidays shall not be carried over from one year into the following year, and shall not be paid out upon separation from the Company.

(i) Company Equipment. For purposes of the Executive performing the duties of the Position, the Company shall provide the Executive with a laptop, as well as other office equipment (collectively, the “Equipment”), as determined necessary by the Board in its sole discretion. The Equipment shall remain at all times the property of the Company and shall be used by the Executive in accordance with Company guidelines. Upon the termination of the Employment for any reason, or earlier at any time upon the Company’s request, the Executive shall be obligated to immediately return the laptop and/or other technological equipment to the Company.

(j) Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of the Employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

7. Termination. The Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) Death: Disability. The Employment shall automatically terminate upon the Executive’s death or Disability (as hereafter defined). For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for a period of ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Executive, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employment hereunder at any time without advance notice for Cause (as defined below). Notification of a termination for Cause by the Company shall be given to the Executive pursuant to Section 7(d) below.

(1)	For purposes of this Agreement, the Company shall have “Cause” to terminate the Employment hereunder upon the Executive’s:

(i)	commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or negligent act or omission that results in an assessment of a civil or criminal penalty against the Executive or the Company or its affiliates:

(ii)	material violation of the terms of this Agreement, including but not limited to the Non-Disclosure, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement attached to this Agreement as Schedule A (the “NDA”),or failure to perform annual performance written metrics and milestones provided by the Board:

(iii)	willful or continued failure to adequately perform the Executive’s duties hereunder; (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by the Company identifying the manner in which the Executive has not adequately performed the Executive’s duties, and the Executive has failed to cure such deficiencies in performance for a period of thirty (30) days following the Executive’s receipt of such notice from the Company.

(c) Good Reason. The Executive may terminate the Employment at any time for Good Reason (as defined below).

(1)	For purposed of this Agreement, “Good Reason” means:

(i)	material diminution in Executive’s title, duties, responsibilities, or decision making authority;

(ii)	material reduction of Executive’s Base Salary without Executive’s consent and without a comparable reduction of the base salaries of similarly-situated executives of the Company; or

(iii)	failure by the Company to comply in any material respect with any of its obligations under this Agreement. provided, however, that Executive must, within fifteen (15) days after Executive’s receipt of notice of the foregoing, notify the Company in writing of the Executive’s intention to terminate the Employment on account of such event, and the Company shall have thirty (30) days from receipt of such written notice to cure the Good Reason condition.

(d) Termination without Cause/Resignation. The Employment hereunder may be terminated by the Company without Cause, or by the Executive upon the Executive’s resignation, in either case upon one (1) month’s notice, by one Party to the other Party in accordance with Section 7(d) hereunder (such period of notice, the “Notice Period”).

(1)	With respect to the Executive’s termination without Cause, and/or resignation, the Company shall have the right to determine whether or not the Executive shall report to work during the relevant Notice Period.

(2)	In the event of the Executive’s termination without Cause by the Company, or the Executive’s resignation for Good Reason, subject to Section 7(d)(3) below, the Executive shall be entitled to the following separation benefits (collectively, the “Separation Benefits”):

(i)	If the Date of Termination is prior to the one (1) year anniversary of the Start Date, then (i) the Company will pay the Executive a lump sum separation payment equal to six (6) months of the Base Salary (the “Six-Month Separation Payment”), plus (ii) if the Executive elects Cobra for purposes of continuing the Executive’s health insurance, the Company shall contribute towards such Cobra premium on a monthly basis for a period of up to six (6) months (as applicable in accordance with the Executive’s election of such coverage) a sum equal to the sum contributed by the Company to the Executive’s health insurance premium on a monthly basis during the period of the Employment (or, if necessary to avoid adverse tax consequences to the Company or to the Executive, reimburse the Executive for the same amount on the same schedule) (the “Six (6)-Month Cobra Benefit”); and

(ii)	If the Date of Termination is after the one (1) year anniversary of the Start Date, then (i) the Company will pay the Executive a lump sum separation payment equal to three (3) months of the Base Salary (the “Three (3)-Month Separation Payment”), plus (ii) if the Executive elects Cobra for purposes of continuing the Executive’s health insurance, the Company shall contribute towards such Cobra premium on a monthly basis for a period of up to three (3) months (as applicable in accordance with the Executive’s election of such coverage) a sum equal to the sum contributed by the Company to the Executive’s health insurance premium on a monthly basis during the period of the Employment (or, if necessary to avoid adverse tax consequences to the Company or to the Executive, reimburse the Executive for the same amount on the same schedule) (the “Three (3)- Month Cobra Benefit”).

(3)	The Executive shall be eligible for the Separation Benefits set forth above only if the Executive executes (and does not revoke) a release of claims provided by the Company, and for purposes of compliance with Section 409A, the Executive must execute such waiver and release agreement by no later than forty-five (45) days following the Date of Termination. If the Executive fails to execute such waiver and release agreement within such time period, or revokes such waiver and release agreement (if applicable in accordance with the terms of such waiver and release agreement), then the Separation Benefits shall be forfeited and shall not be paid to the Executive by the Company.

(i)	Payment of the Six (6)-Month Separation Payment or the Three (3)-Month Separation Payment (as applicable) shall be made by the Company to the Executive by no later than thirty (30) days following the Company’s receipt of the signed waiver and release agreement. Payment of the Six (6) Month Cobra Benefit or Three (3)-Month Cobra Benefit shall commence no later than thirty (30) days following the Company’s receipt of the signed waiver and release agreement and shall continue on a monthly basis thereafter during the applicable period. Notwithstanding that which is set forth above, if the period during which the above-referenced payments could be paid includes more than one calendar year, then such payments shall not be made until the second calendar year, if required for purposes of complying with Section 409A.

(4)	For purposes of clarification, it is hereby confirmed that the Separation Benefits shall be available to the Executive upon the Company’s termination of the Executive not for Cause, or the Executive’s resignation for Good Reason, and not with respect to any other circumstances related to the Executive’s separation from the Company.

(e) Notice of Termination. Any termination of the Employment by the Company or resignation by the Executive (other than termination upon the death of the Executive) shall be communicated by written “Notice of Termination” by such Party to the other in accordance with Section 10 of this Agreement. Such Notice of Termination shall specify the last day of the Employment.

(f) Date of Termination. “Date of Termination” shall mean: (i) if the Employment is terminated by death, the date of death, or (ii) if the Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(g) Transition. Regardless of the circumstances surrounding the Executive’s resignation or termination of Employment by the Company, the Executive agrees that upon termination of the Employment for whatever reason, the Executive will return to the Company all Company property and will make reasonable efforts to facilitate the orderly transition of the Executive’s duties and responsibilities.

8. Executive Representations.

(a) The Executive hereby represents and warrants that the Executive’s performance of the terms of this Agreement will not breach any written or oral agreement entered into by the Executive with a former employer or with any other third party. The Executive further represents and warrants that the Executive will not engage in additional employment or recreational activities that would in any way pose a conflict of interest with the Employment.

(b) The Executive hereby acknowledges that the signing of the NDA attached hereto as Schedule A constitutes a precondition of the Employment. The Executive further affirms that this Agreement, and its attached Schedules constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any understanding or agreement, whether oral or written, between the Parties.

(c) The Executive hereby confirms that the Executive is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any period of employment, consulting or services provided to the Company and/or its affiliates by the Executive prior to the Effective Date.

(d) The Executive understands that the Employment and obligations of the Company pursuant to this Agreement are conditioned upon the Executive’s substantiation of the Executive’s authorization to work in the United States.

(e) The Executive acknowledges that the Executive has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and the Executive has been afforded ample opportunity to obtain such independent advice and evaluation. The Executive warrants to the Company that the Executive has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Indemnification. The Executive shall be entitled to coverage, to the extent applicable, under the D&O insurance policy maintained by Company, as such policy may be updated from time to time, it being understood that the Executive shall have the right to evaluate and play a role in choosing such policy, as approved by the Board.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax, email or first class mail, certified or registered with return receipt requested, or in person, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of a fax or email, or immediately upon delivery in person or explicit acknowledgement of receipt.

11. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings in a court of law in order to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

12. Dispute Resolution. In the event of a dispute between the Executive and the Company arising out of or related to the Employment (with the exception of disputes arising under the NDA set forth in Schedule A and with respect to disputes for which a party is not permitted to waive its right to adjudicate in a court of law), the Executive and the Company agree to settle such dispute by means of arbitration administered under the Federal Arbitration Act (“FAA”) by the American Arbitration Association (“AAA”) in the State of New Jersey, as the Company’s headquarters location, and conducted in accordance with the AAA’s Employment Arbitration Rules. The Parties mutually agree that all disputes arising out of the Employment shall be resolved only through arbitration by a single arbitrator selected by agreement between the Parties. In such arbitration, the arbitrator shall render a final and binding award within ten (10) business days from the later of (i) closing statements, and (ii) submission of post-hearing briefs by the Parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. This requirement to arbitrate disputes means that the Executive and the Company specifically waive any right either Party may have to a trial by jury in a court of law, and applies to all claims and demands (except as provided above), including, without limitation, any rights the Executive may assert under any federal, state, or local laws or regulations applicable to the Employment. The Parties expressly agree that this agreement to arbitrate involves a transaction in interstate commerce, and shall be construed, interpreted, and its validity and enforceability determined, in accordance with the FAA.

13. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, then only the portions of this Agreement that violate such law or public policy shall be stricken, and all other portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction in any state to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such state, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that state. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Executive, and the Executive may not assign the Executive’s rights and obligations under this Agreement to any third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

NUVO GROUP USA INC.

By:	/s/ Deb Henretta	Date: 7/13/2021
Authorized Representative

KELLY LONDY		Date: 7/16/2021

/s/ Kelly Londy

SCHEDULE A

EXECUTIVE CONFIDENTIALITY, INVENTION ASSIGNMENT,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement (“Agreement”) is entered into by and between Nuvo Group USA, Inc., on behalf of itself, its subsidiaries and other corporate affiliates (collectively referred to as the “Company”) and Kelly Londy, (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties”). In consideration of good and valuable consideration, including but not limited to Executive’s employment with the Company (the “Employment”), as well as Executive’s exposure to Company trade secrets and other confidential and proprietary information, Executive undertakes the obligations hereunder and represents and agrees as follows:

1. Acknowledgments. Executive acknowledges that in the course of the Employment, Executive will have access to and knowledge of Confidential Information (as defined below), and that Executive will develop professional relationships with the Company’s customers, clients, accounts, business associates and personnel. The Company has expended considerable time, money, and effort in developing such Confidential Information and relationships, which would be of considerable value to the Company’s competitors, and which are irreplaceable and extremely valuable to the Company. Executive acknowledges that the Company is entitled to take appropriate steps to protect such Confidential Information to ensure that no employee or competing entity gains an unfair competitive advantage over the Company. Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and the Company’s rights under this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein; and that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof.

2. Confidentiality and Non-Disclosure.

a. Confidential Information. Executive understands and acknowledges that during the course of the Employment, Executive will have access to and knowledge of the Company’s confidential, trade secret and proprietary information, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective parent, subsidiaries, customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that (i) the Company has expended and will expend considerable time, money, and effort in developing the Company’s Confidential Information and relationships that would be of considerable value to the Company’s competitors, (ii) the Company’s ability to reserve such Confidential Information and relationships for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and (iii) the improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

b. For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic and/or any other form or medium, relating directly or indirectly to ideas, inventions (including Company Inventions as defined in Section 3 below), creations, original works of authorship and Work Product (as defined in Section 3 below), disclosures, marketing plans, product plans, business plans and strategies, forecasts, domain names, business processes, practices, systems, policies, methods and formulas, patents and patent applications, materials, research and development activities and plans, source code and object code for software, software product designs, website design, prototypes, technical specifications, business proposals, product cost data, contracts, forms, strategic information concerning competitive strengths and weaknesses, promotional methods, data on website users and advertisers, customer and supplier lists, customer and supplier account preferences and requirements, contractors and other business collaborators, procedures, grant proposals, sales data, costing and price data, production cost data, advertising data, terms of business agreements, pending negotiations, work-in-process, vendor information, patient health and/or personal information, and financial information of the Company or its businesses or of any other person or entity that has entrusted information to the Company in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive understands and agrees that Confidential Information developed by Executive within the course of the Employment, shall be subject to the terms and conditions of this Agreement as if the Company directly furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

c. Protection of Confidential Information. Executive understands and agrees that all Confidential Information is and shall remain the exclusive property of Company and that the conditions of this Agreement apply to all such information whether learned or otherwise acquired before or after the terms of this Agreement. Executive further agrees and covenants:

i. to treat all Confidential Information as strictly confidential, and to cooperate with the Company and use good faith reasonable efforts to prevent the unauthorized disclosure of Confidential Information;

ii. to not directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow Confidential Information to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and to use the Confidential Information in connection with the business of the Company, without the prior written consent of the Company, and only as may be necessary to perform Executive’s duties as an employee of the Company for the benefit of the Company;

iii. not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of any of Executive’s authorized employment duties to the Company or with the prior consent of an authorized officer acting on the Company’s behalf in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

iv. upon the termination of the Employment for any reason, whether voluntary or involuntary, or as demanded by the Company at any time, Executive agrees to deliver all Confidential Information (and all copies thereof, including those in electronic form) to the Company and all documents and materials of any nature pertaining to Executive’s work with the Company (excluding Executive’s own personnel and payroll documents lawfully obtained). Executive understands that under no circumstances whatsoever may Executive possess tangible Confidential Information after the termination of the Employment. To the extent that Executive possesses intangible Confidential Information, Executive agrees to continue to keep such information confidential and to refrain from disclosing such information for any purpose.

d. Non-Interference. Executive understands and acknowledges the restrictions in this Agreement are not intended to and should not be construed as interfering with Executive’s right to engage in any protected or concerted activity or discuss the terms and conditions of employment. Additionally, nothing in this Agreement shall be construed to prohibit or restrict Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, or to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

e. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding anything contained herein to the contrary, Executive understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s own attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

f. Duration of Confidentiality Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement regarding Confidential Information begin immediately and shall continue during and after the Employment until the Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by those acting in concert with Executive or on Executive’s behalf. Executive further understands and agrees that in order for the Company to protect its Confidential Information, the Company may at any time in its sole discretion, either with or without notice, audit and/or review files, materials and documents, computer hardware or software, email or voice message systems that are provided to, utilized by and/or created by Executive in the course of the performance of Executive’s duties under this Agreement (except where prohibited by law) and Executive should have no expectation of privacy with respect to the use of such systems.

3. Intellectual Property.

a. Works for Hire. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the maximum extent permitted by law, all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever (collectively referred to as “Work Product”) consisting of copyrightable subject matter prepared by Executive within the scope of the Employment is a “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such works are therefore owned by the Company. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Inventions so as to be less in any respect than that which the Company would have had in the absence of this Agreement.

b. Disclosure of Inventions. Executive agrees to promptly and fully disclose in writing and in confidence to the Company all ideas, inventions, improvements, developments, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs or applications, databases, concepts, discoveries, and trade secrets, whether patentable or registrable (“Inventions”) that Executive makes or conceives or first reduces to practice or creates, either alone or jointly with others, or under Executive’s direction, during the Employment. Executive further agrees to maintain adequate and current written records of such Inventions. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. and will be available to and remain the sole property of the Company at all times.

c. Prior Developments. Ideas and inventions, if any, patented or unpatented, that Executive made prior to the commencement of the Employment are excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If, in the course of the Employment, Executive incorporates a Prior Development into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Developments. Notwithstanding the foregoing, Executive agrees that Executive will not incorporate, or permit to be incorporated, Prior Developments in any Company Inventions or Work Product (as defined below) without the Company’s prior written consent.

d. Assignment of Inventions. Executive hereby assigns and agrees to assign and transfer to the Company (to the extent any such assignment cannot be made at present) the sole and exclusive rights, title and interest in and to any and all Company Inventions (including, but not limited to, all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights). Also, Executive hereby assigns, and agrees to assign and transfer, to the Company all Inventions conceived or reduced to practice by Executive within six months following termination of the Employment (whether voluntary or otherwise), if the Invention is a result of Confidential Information obtained by Executive during the Employment. As used in this Agreement, “Company Inventions” refers to everything created, developed, made or otherwise acquired by Executive during the Employment and that: (i) relates, at the time of conception or reduction to practice of the Invention to: (A) the Company’s business, project or products, or to the manufacture or utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company; (ii) results from any work performed directly or indirectly by Executive for the Company; or (iii) results, at least in part, from Executive’s use of the Company’s time, equipment, supplies, facilities or trade secret information.

e. Assistance and Execution of Necessary Documents. Upon the reasonable request of the Company and without compensation therefor, whether during the Employment and thereafter, Executive agrees to do all lawful acts, including but not limited to, executing and delivering any and all documents and information and to render further assistance, as needed, in the opinion of the Company and its successors and assigns, that may be necessary or desirable for obtaining, sustaining, reissuing, extending or enforcing United States and foreign Letters Patent, including Design Patents, on all such Work Product and Company Inventions, and for perfecting, affirming, maintaining or recording the Company’s complete ownership and title of all works, trademark, copyright, mask work rights and other necessary protections with respect to Company Inventions and Work Product in any and all countries, and to otherwise cooperate in all proceedings and matters relating thereto (“Intellectual Property Rights”). Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer Intellectual Property Rights to the Company and further the transfer, issuance, prosecution and maintenance of all rights therein, to the fullest extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity. Executive understands and agrees that this Agreement does not, and shall not be construed to grant Executive any license or right of any nature with respect to any Inventions, Work Product, or any Confidential Information, materials, software or other tools made available to Executive by the Company.

f. Moral Rights. Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and Work Product therein.

4. Covenant Not to Compete.

a. Executive hereby agrees that during the term of Employment, other than as directed by Company, Executive shall not, either as an Executive, employer, consultant, agent, service provider, principal, partner, stockholder, corporate officer, director, independent contractor, or in any other individual or representative capacity, engage in the business of the Company.

b. For a period of twelve (12) months following the date of termination of the Employment, except upon the written consent of an authorized officer of the Company, Executive shall not, either as an employee, employer, consultant, agent, service provider, principal, partner, stockholder, corporate officer, director, independent contractor, or in any other individual or representative capacity, engage in the same or similar services Executive provided to the Company during the Employment, with respect to the Company’s business, in any geographical area in which Executive worked or to which Executive was assigned at any time during the Employment, where such engagement would be likely to have an adverse affect on the business success of the Company.

c. Nothing in this Agreement shall be construed to prevent Executive upon termination of the Employment, from seeking or holding employment or a consulting relationship with any person, firm, corporation or other entity where Executive does not engage in the Company’s business.

5. Non-Solicitation. Executive agrees that, during the term of Employment and for a period of eighteen (18) months following the date of termination of the Employment (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly:

(i) Influence or attempt to influence any third party engaged as a client, customer, or partner of Company and/or any Company Group entity, or with respect to which Company took meaningful steps to engage such third party as a client, customer or partner of Company during the Employment, and in either case with which Executive had contact and interaction during the Employment, to reduce such third party’s business with Company, or divert such third party’s business to any competitor of Company, or

(ii) Solicit or recruit, or attempt to solicit or recruit, any individual employed, or engaged as a consultant by Company and/or any Company Group entity, for the purpose of being employed by or engaged as a consultant by Executive or by a competitor of Company, to the extent that such employment or engagement by Executive or a competitor of Company would result in such party reducing or in any way harming such party’s commitment, employment and/or engagement with Company.

6. No Breach of Prior Agreement. Executive represents that Executive’s performance of all the terms of this Agreement and Executive’s duties as an Executive of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. Executive represents that Executive will not bring to the Company or use in the performance of Executive’s duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

7. Notification to New Employer. Executive agrees to notify Executive’s actual or future employers of the terms of this Agreement and Executive’s obligations hereunder.

8. Injunctive Relief. Executive expressly agrees that a breach or threatened breach of this Agreement will cause irreparable injury to the Company. Furthermore, Executive agrees that money damages for such a breach would be difficult or impossible to calculate and would fail to provide an adequate and complete remedy. Therefore, Executive agrees that the Company shall be entitled, if it so elects, to enforce the specific performance by Executive of this Agreement and/or to seek injunctive relief to enforce this Agreement without the necessity of showing any actual damages, or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such injunctive relief shall be in addition to any other monetary damages, legal or other available remedies.

9. Governing Law; Venue; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without reference to conflict of laws, and any dispute between the Parties regarding this Agreement shall be adjudicated in a court of law in the State of New Jersey. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

10. Enforceability. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any understanding between the Parties with respect thereto. By signing below, Executive represents and warrants that (i) Executive’s performance of the terms of this Agreement and as an Executive of Company will not breach any confidentiality or other agreement into which Executive has entered with any third party, (ii) Executive is not bound by any agreement, either oral or written, that conflicts with this Agreement, and (iii) the restrictions set forth in this Agreement are (a) necessary to protect the Company’s legitimate business interests, particularly given Executive’s exposure and access to confidential and proprietary information during the Employment, (b) not greater than required, (c) reasonable in time and in scope, (d) not unreasonably restrictive, and (e) do not cause Executive undue hardship in any respect.

11. Breach. In any action brought for breach of this Agreement or to enforce any provision(s) of this Agreement, in addition to any other relief granted, the prevailing party shall be entitled to recover its costs of enforcement, including, without limitation, costs and reasonable attorneys’ fees incurred therein.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. The Parties agree that a signature delivered by electronic or facsimile transmission will be treated in all respects as having the same effect as an original signature.

13. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

14. Integration. This Agreement is intended to supplement and clarify the terms and conditions of the Company’s policies and any applicable employee handbook, and by no means intended to contradict, limit or otherwise restrict the protections afforded to the Company contained therein. As such, to the extent there is a conflict or variance between any term, condition or restriction contained in this Agreement and those set forth in Company policies or an employee handbook, the term, condition or restriction that affords the broadest possible protection to the Company shall control.

15. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the Parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all Parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall operate or be construed as a waiver of any other provision or any subsequent breach and the obligations of the Parties under this Agreement shall continue in full force and effect.

16. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

17. Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Survival. Executive understands that the obligations in this Agreement shall survive the termination of the Employment. In the event that a court of law finds that Executive has violated Section 4 and/or Section 5 of this Agreement, then the restrictions set forth in such sections shall automatically be extended for any period of time for which the court finds that Executive violated such restrictions.

19. Voluntary Agreement. Executive acknowledges, represents and warrants to the Company that Executive has received a copy of this Agreement, has read and understood this Agreement, and has had a full and fair opportunity to review and seek the advice of legal counsel before signing this Agreement. Executive further acknowledges that Executive has either sought such counsel or voluntarily decided not to do so, and that Executive has entered into this Agreement freely and voluntarily. This Agreement shall not be construed or interpreted against the drafting party.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year written below.

Company:		Executive:

By:	/s/ Deb Henretta	/s/ Kelly Londy
	Signature	Signature

Name:	Deb Henretta	Name:	Kelly Londy
Title:	Chair
Date	7/13/2021	Date	7/16/2021